NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSALS FOR NEXT ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
APPROVAL OF ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
GENERAL
ANNUAL MEETING OF SHAREHOLDERS

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [ ]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

LIFECORE BIOMEDICAL, INC.
3515 Lyman Boulevard
Chaska, MN 55318
(952) 368-4300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 16, 2000

      Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., (the “Company”), will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55402 on Thursday, November 16, 2000 at 3:30 p.m., local time, for the following purposes:

1.	To elect one (1) director to hold a three-year term.

2.	To ratify and approve the appointment of Grant Thornton LLP as independent certified public accountants of the Company for the current fiscal year ending June 30, 2001.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on September 25, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ James W. Bracke

James W. Bracke, President, CEO and Secretary

Minneapolis, Minnesota
October 5, 2000

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

Lifecore Biomedical, Inc.

PROXY STATEMENT

      This Proxy Statement is furnished to the shareholders of Lifecore Biomedical, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 3:30 p.m. on November 16, 2000, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, facsimile or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company’s principal offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 10, 2000.

      Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted as indicated in such proxy. If no direction is made, the proxy will be voted for the election of the nominees for director and for the other proposal set forth in this Proxy Statement.

      The total number of shares of stock outstanding and entitled to vote at the meeting as of September 25, 2000 consisted of 12,619,574 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 25, 2000 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

      Each item of business properly presented at a meeting of the Company’s shareholders (other than amendments to the Company’s Articles of Incorporation and certain other matters) generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and will be used to determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSALS FOR NEXT ANNUAL MEETING

      The proxy rules of the Securities and Exchange Commission permit shareholders to include proposals for shareholder action in the Company’s proxy statement if notification of such proposals are received by the Company not less than 120 days in advance of the calendar date the Company’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. The proxy materials for the 2001 Annual Meeting are expected to be mailed on or about October 5, 2001. Therefore, notice of shareholder proposals to be included in the proxy statement for the Company’s Annual Meeting for fiscal year ending June 30, 2001 must be received by the Company before June 7, 2001. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

      The Company’s Bylaws also provide that shareholders may present proposals for shareholder action, which will not be included in the Company’s proxy statement but may be considered at the annual meeting, by giving notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the annual meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company’s Annual Meeting for the fiscal year ending June 30, 2001 is expected to be held on or about November 15, 2001.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information provided to the Company as to the beneficial ownership of the Company’s common stock as of August 31, 2000 by (i) all persons known by the Company to be the beneficial owner of more than 5% of such stock; (ii) each of the directors of the Company; (iii) each executive officer named in the table on page 9; and (iv) all officers and directors as a group.

Name and Address of	Amount Beneficially		Percent of
Beneficial Owner	Owned (1)		Class

Heartland Advisors, Inc.

789 North Water Street

Milwaukee, WI 53202	1,340,000	(2)	10.6%

The Vertical Group, L.P.

18 Bank Street

Summitt, NJ 07901	995,500	(3)	7.9%

Putnam Investments

One Post Office Square

Boston, MA 02109	776,835	(4)	6.2%

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933	752,524	(5)	6.0%

Dennis J. Allingham	64,099	(6)	*

James W. Bracke, Ph.D.	594,129	(7)	4.5%

Orwin L. Carter, Ph.D.	57,000	(8)	*

Joan L. Gardner	41,334	(9)	*

Thomas H. Garrett	30,000	(10)	*

John C. Heinmiller	35,334	(11)	*

Brian J. Kane	72,620	(12)	*

Colleen M. Olson	83,412	(13)	*

Richard W. Perkins	111,500	(14)	*

Directors/Officers as a group (9 persons)	1,089,428	(15)	8.1%

*	Less than 1%

(1)	Unless otherwise indicated, ownership is direct and the person has full voting and investment power.

(2)	Based upon the content of a statement dated February 29, 2000 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(3)	Based upon the content of a statement dated September 2, 1999 pursuant to Section 13(d) of the Securities Exchange Act of 1934.

(4)	Based upon the content of a statement dated February 8, 2000 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(5)	Based upon the content of a statement dated September 11, 1998 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(6)	Includes 63,999 shares which Mr. Allingham has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(7)	Includes 97,611 shares held jointly by Dr. Bracke and his wife, 3,500 shares held by one of Dr. Bracke’s children and 493,018 shares which Dr. Bracke has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(8)	Includes 40,000 shares which Dr. Carter has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(9)	Includes 4,000 shares owned by Ms. Gardner, 5,000 shares held by a partnership in which Ms. Gardner is a partner and 32,334 shares which Ms. Gardner has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(10)	Includes 30,000 shares which Mr. Garrett has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(11)	Includes 33,334 shares which Mr. Heinmiller has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(12)	Includes 71,750 shares which Mr. Kane has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(13)	Includes 64,249 shares which Ms. Olson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

(14)	Includes 55,500 shares held by various trusts of which Mr. Perkins is the sole trustee, 6,000 shares held by a foundation created by Mr. Perkins and 50,000 shares which Mr. Perkins has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000. Excludes 608,123 shares held for the accounts of clients of Perkins Capital Management, Inc. (“PCM”), a registered investment advisor of which Mr. Perkins is the controlling shareholder. PCM has the right to sell the shares but does not have voting power over the shares. Mr. Perkins and PCM disclaim beneficial interest in the shares held for the account of PCM clients.

(15)	Includes 878,684 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2000.

ELECTION OF DIRECTORS

      One director will be elected to a three-year term at the Annual Meeting. Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote. Presently, there is one director in one class, two directors in a second class and three directors in a third class.

      Management has nominated for election the person named below. The nominee is currently a director of the Company and has consented to being named as a nominee. The election of the nominee requires the approval of the holders of a majority of the shares present, in person or by proxy, at the Annual Meeting. It is intended that proxies will be voted for such nominee. The Company believes that the nominee named below will be able to serve but, should the nominee be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as management may propose. The names and ages of the directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors. The Board of Directors recommends that the shareholders vote “FOR” the election of the nominee listed below, and the enclosed proxy will be so voted unless a contrary vote is indicated.

		Director
Name and Age	Principal Occupation	Since

To be nominated for election for a three-year term:

Orwin L. Carter, Ph.D. (58)	Business Consultant	1989

The directors whose term of office will expire in 2001:

Richard W. Perkins (69)	President and CEO, Perkins Capital

	Management, Inc.	1983

John C. Heinmiller (46)	Vice President, Finance and CFO,	1994

	St. Jude Medical, Inc.

The directors whose term of office will expire in 2002:

James W. Bracke, Ph.D. (53)	President, CEO and Secretary of the Company	1983

Joan L. Gardner (55)	Community Volunteer	1992

Thomas H. Garrett (55)	Business Consultant	1996

Other Information Regarding the Board

      Dr. Bracke was appointed President and Chief Executive Officer and a director in August 1983 and Secretary in March 1995. He joined the Company in February 1981 as Senior Research Scientist.

      Ms. Gardner has had a career in community service. She is currently serving on the Board of Children’s Health Care and serves as Chairperson of its Quality Committee. She formerly chaired the Boards of Trustees of the Biomedical Research Institute and The Children’s Hospital Incorporated and served on the board of the National Association of Children’s Hospitals and Related Institutes and chaired its Education Council. Ms. Gardner has been a director of the Company since November 1992 and currently serves on the Audit and Compensation Committees.

      Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota for more than the last five years and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of St. Jude Medical, Inc. and Check Technology Corporation. He has been a director of the Company since July 1996 and currently serves on the Compensation Committee.

      Dr. Carter is a self-employed business consultant. From April 1996 to May 1999, he was Vice President of Finance and Administration at Hamline University. From December 1989 through September 1994, he served as President and Chief Executive Officer of INCSTAR Corporation, a medical diagnostic device manufacturer. He then served as Chairman from September 1994 to March 1995. Dr. Carter is a director of Theragenics Corporation. He has been a director of the Company since 1989 and currently serves as Chairman of the Nominating Committee and serves on the Audit Committee.

      Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment firm, where he has held those positions since January 1985. Mr. Perkins is a director of the following public companies: Bio-Vascular, Inc., CNS, Inc., PW Eagle, Inc., Harmony Holdings, Inc., INTELEFILM Corp., Nortech Systems, Inc., Paper Warehouse, Inc., Quantech, Ltd., and Vital Images, Inc. He has been a director of the Company since 1983 and currently is the Chairman of the Compensation Committee.

      Mr. Heinmiller is currently Vice President, Finance and Chief Financial Officer of St. Jude Medical, Inc., a medical products company. From May 1998 to September 1999 he was Vice President - Business Development of St. Jude Medical, Inc. From June 1997 to April 1998 he was President of F3 Corporation, an asset management company. From March 1995 to May 1997 he was Vice President-Administration of Daig Corporation, a medical products company. He was Vice President of Finance and Chief Financial Officer of the Company from October 1991 to February 1995. Mr. Heinmiller is also a director of Arctic Cat Inc. He has been a director of the Company since November 1994 and currently serves as Chairman of the Audit Committee and serves on the Nominating Committee.

      Committees. Mr. Heinmiller (Chairman), Mr. Carter and Ms. Gardner serve as members of the Audit Committee of the Board of Directors. The Audit Committee met two times in fiscal 2000. Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures, and considers management’s response to those comments. Mr. Perkins (Chairman), Ms. Gardner and Mr. Garrett serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee met once in fiscal 2000. Dr. Carter (Chairman) and Mr. Heinmiller currently serve as members of the Nominating Committee of the Board of Directors. The Nominating Committee will accept nominations from any shareholder entitled to vote in the election of directors. Nominations by shareholders must be submitted in accordance with the procedures for submission of shareholder proposals described on page 2 of this Proxy Statement. The Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Nominating Committee met once in fiscal 2000.

      Meetings. During fiscal 2000 the Board of Directors met eight times. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served.

      Remuneration of Directors. Directors who are not officers of the Company receive a fee of $500 per month and $1,000 for each meeting attended.

      The 1996 Stock Plan (the “1996 Plan”) provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders (provided that the Board may adjust the option granted to any person who has received a stock option from the Company in the preceding three years.) Each option covers 30,000 shares, vesting over a three-year period. Non-employee directors are also eligible for additional option grants under the 1996 Plan. Pursuant to the automatic grant feature of the 1996 Plan, Ms. Gardner and Mr. Garrett were each granted an option to purchase 30,000 shares, vesting over a three year period. The options were granted on November 17, 1999 at a purchase price of $13.94 per share.

      Retirement of Former Board Member. The Company and the Board of Directors would like to thank Mr. Donald W. Larson for his 17 years of service on the Board of Directors of the Company. Mr. Larson retired from the Board of Directors as of June 30, 2000.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth certain information regarding compensation paid during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and each of the Company’s other executive officers whose cash compensation exceeded $100,000, based on salary and bonus earned during fiscal 2000.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual Compensation
	Fiscal			Stock
Name and Principal Position	Year	Salary	Bonus	Options (1)

James W. Bracke	2000	$290,158	$29,315	100,000

President and Chief	1999	280,077	—	60,000

Executive Officer	1998	268,558	—	20,000

Dennis J. Allingham	2000	$184,645	$18,655	50,000

Executive Vice President, Chief	1999	178,231	—	40,000

Financial Officer and General	1998	165,980	—	20,000

Manager of the Hyaluronan and Oral Restorative Divisions

Brian J. Kane	2000	$147,717	$14,924	15,000

Vice President of Marketing	1999	142,584	—	25,000

and New Business Development	1998	134,847	—	20,000

Colleen M. Olson	2000	$132,948	$13,432	25,000

Vice President of Corporate	1999	128,326	—	25,000

Administrative Operations	1998	124,454	—	20,000

(1)	Number of shares of common stock purchasable under option grants.

      Employment and Severance Agreements. Dr. James W. Bracke, the President, Chief Executive Officer, Secretary and a Director of the Company, entered into an Employment Agreement with the Company dated June 1, 1991, as most recently amended on November 14, 1996, which provides for a term of employment through November 14, 2000. Dr. Bracke’s Employment Agreement prohibits him from competing with the Company for three years after termination of employment and contains customary confidential disclosure provisions. The Agreement provides for a severance payment equal to 300% of Dr. Bracke’s base salary paid during the year preceding a termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Dr. Bracke’s base salary is currently $293,150 per year and, accordingly, in the event the severance provision of his Employment Agreement were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $879,450.

      Dennis J. Allingham, Executive Vice President, Chief Financial Officer and General Manager of the Hyaluronan and Oral Restorative Divisions, entered into an agreement with the Company dated February 7, 1996, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Allingham, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Allingham’s base salary is currently $186,550. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $186,550.

      Brian J. Kane, Vice President of Marketing and New Business Development, entered into an agreement with the Company dated January 24, 1986, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Kane, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Kane’s base salary is currently $149,240 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $149,240.

      Colleen M. Olson, Vice President of Corporate Administrative Operations, entered into an agreement with the Company dated September 11, 1984, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Ms. Olson, as an executive officer, a severance payment equal to 100% of her base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Ms. Olson’s base salary is currently $134,320 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay her approximately $134,320.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information with respect to the named executive officers, concerning stock options granted to those individuals during the last fiscal year:

		% of Total			Potential Realizable Value
		Options			at Assumed Annual Rates
		Granted			of Stock Price
		to	Exercise		Appreciation for Option
		Employees	or Base		Term (4)
	Options	in Last	Price Per	Expiration
Name	Granted(1)	Year	Share (2)	Date (3)	5%	10%

James W. Bracke	100,000	24.0%	$13.938	Nov. 17, 2009	$876,522	$2,221,279

Dennis J. Allingham	50,000	12.0%	$13.938	Nov. 17, 2009	438,261	1,110,639

Brian J. Kane	15,000	3.6%	$13.938	Nov. 17, 2009	131,478	333,192

Colleen M. Olson	25,000	6.0%	$13.938	Nov. 17, 2009	219,130	555,320

(1)	Exercisable in cumulative installments of 25% per year commencing one year from date of grant (November 17, 1999), with full vesting occurring on the fourth anniversary date.

(2)	All options were granted at the market value of the Company’s common stock based upon the last reported price on the date preceding the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3)	All options have a ten-year term, subject to termination of employment.

(4)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder’s continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

      The following table sets forth information with respect to the named executives, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

					Value of Unexercised
	Shares		Number of Unexercised		in-the-Money Options at
	Acquired		Options at Year-End		Year-End (2)
	on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

James W. Bracke	5,982	$41,874	499,000	265,000	$—	$—

Dennis J. Allingham	—	—	63,999	106,001	—	—

Brian J. Kane	—	—	71,750	59,750	86,875	—

Colleen M. Olson	—	—	64,249	69,751	47,500	—

(1)	Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2)	The closing price for the Company’s common stock on June 30, 2000 was $7.88. Value is calculated on the basis of the difference between the option exercise price and $7.88 multiplied by the number of shares of common stock underlying the options.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors, currently consisting of Mr. Perkins (Chairman), Ms. Gardner and Mr. Garrett. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company’s stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board.

      Set forth below is a report submitted by Mr. Perkins, Ms. Gardner and Mr. Garrett in their capacity as the Board’s Compensation Committee (the “Committee”), addressing the Company’s compensation policies for fiscal 2000 as they affected the Company’s executive officers generally, and specifically as they affected Dr. Bracke, the Company’s Chief Executive Officer, and Messrs. Allingham and Kane and Ms. Olson, the Company’s other executive officers whose cash compensation exceeded $100,000 during fiscal 2000 (collectively with Dr. Bracke, the “Named Executives”).

      The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Compensation Policies Toward Executive Officers

      The Company’s executive compensation has historically consisted of three components: (i) base salaries, (ii) stock options and (iii) cash bonuses. Each of these elements is discussed below:

Base Salaries. In determining the base salaries of each executive officer, the Company has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salaries of the Company’s executive officers reflect cost of living increases and adjustments based on increased responsibilities. The increase for Dr. Bracke is discussed below under “Chief Executive Officer Compensation.”

Stock Options. During fiscal 2000, the Company granted stock options to all of its executive officers, including Dr. Bracke. These options, which were granted in November 1999, allow Dr. Bracke, Mr. Allingham, Mr. Kane and Ms. Olson to purchase 100,000, 50,000, 15,000 and 25,000 shares, respectively, of the Company’s common stock, at $13.938 per share, the fair market value of the shares on the date of grant, exercisable in cumulative annual installments of 25% commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date. The Committee selected the recipients of options and the numbers of shares subject to their options according to the duties of the recipients and their performance during the preceding fiscal year. Stock option grants are intended to focus the Company’s officers and key employees on long-term Company performance to build shareholder value and provide a significant earnings potential for the recipients. The vesting requirements for the stock options granted during fiscal 2000 are designed to direct the Company’s executives toward steady growth and to retain their services on a long-term basis.

Cash Bonuses. During the fiscal 2000, the Company achieved certain financial targets for revenues, which in turn qualified the Company’s executives for a cash bonus equal to 10% of their base salary. No other cash bonuses have been paid to any of the Company’s executive officers other than the Chief Executive Officer during the past five fiscal years.

      In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company’s 401(k) plan and its 1990 Employee Stock Purchase Savings Plan which allows the Company’s employees to purchase shares of the Company’s Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the beginning or ending date of each one-year phase of the Plan.

      There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The 1996 Stock Plan contains a limitation on the number of stock options that may be granted to any person in any fiscal year. This limitation is intended to preserve the Company’s federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan. Given the Company’s current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company’s compensation programs under Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.

Chief Executive Officer Compensation

      The compensation of Dr. Bracke, the Company’s Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee, with approval of the Board of Directors. In determining the base salary, the Compensation Committee has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salary also reflects a cost of living increase. Dr. Bracke received a salary adjustment from $281,875 to $293,150 in fiscal 2000. The Committee believes this level is competitive with other salaries of chief executive officers in the industry. Dr. Bracke also received a stock option to purchase 100,000 shares of the Company’s common stock in fiscal 2000. The shares granted in fiscal 2000 were higher than the previous year as a reflection of the positive financial results posted by the Company in fiscal 1999. The exercise price of $13.938 is equal to the fair market value of the shares on the date of the grant. The option becomes exercisable in cumulative annual installments of 25% commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date. Dr. Bracke’s option grants in fiscal 1999 and 1998 covered 60,000 and 24,000 shares, respectively. The Committee believes these grants are comparable to opportunities that would be available elsewhere in the industry.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS:

Richard W. Perkins, Chairman
Thomas H. Garrett
Joan L. Gardner

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five years ended June 30, 2000 with the cumulative total return on: (i) the Nasdaq Stock Market Index (U.S. Companies) and (ii) the Media General SIC Code 384 Index — Medical Instruments and Supplies (the “SIC Code Index”). The comparison assumes that $100 was invested on June 30, 1995 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	6/30/95	6/30/96	6/30/97	6/30/98	6/30/99	6/30/00

Lifecore	$100.00	$274.19	$177.42	$212.90	$148.39	$101.61

Nasdaq U.S. Companies	100.00	125.88	151.64	201.01	281.68	423.84

SIC Code Index	100.00	131.79	151.49	186.89	217.32	229.08

APPROVAL OF ACCOUNTANTS

      Grant Thornton LLP, independent certified public accountants, have been auditors of the Company since 1983. The Board of Directors has recommended that the shareholders approve the reappointment of Grant Thornton LLP as the Company’s auditors for the current year.

      A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.

      The Board of Directors recommends that the shareholders vote “FOR” the proposal to approve the appointment of Grant Thornton LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, all directors or executive officers timely filed reports required to be filed, except for Mr. Carter who filed a Form 4 on April 7, 2000 for an option exercise of 3,000 shares that should have been reported in November 1999; Ms. Gardner who filed a Form 4 on January 6, 2000 for a purchase of 750 shares of Common Stock owned indirectly that should have been reported in April 1999 and filed a Form 4 on June 7, 2000 for a purchase of 500 shares of Common Stock that should have been reported in February 2000; Mr. Heinmiller who filed a Form 4 on January 2, 2000 for an option grant that should have been reported in December 1998; Mr. Perkins who filed a Form 4 on January 3, 2000 for an option grant that should have been reported in December 1998; Dr. Bracke who filed a Form 4 on January 3, 2000 for option grants that should have been reported in December 1995, December 1997 and December 1998; Mr. Allingham who filed a Form 4 on January 3, 2000 for option grants that should have been reported in December 1997 and December 1998; Mr. Kane who filed a Form 4 on January 6, 2000 for option grants that should have been reported in December 1995, December 1997 and December 1998; and Ms. Olson who filed a Form 4 on January 5, 2000 for option grants that should have been reported in December 1995, December 1997 and December 1998.

GENERAL

      The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.

      The Annual Report of the Company which includes the Company’s Annual Report on Form 10-K for the year ended June 30, 2000, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

By order of the Board of Directors,

/s/ James W. Bracke

James W. Bracke, President, CEO and Secretary

October 5, 2000

LIFECORE BIOMEDICAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, November 16, 2000
3:30 p.m.

Auditorium of the Lutheran Brotherhood Building
625 Fourth Avenue South
Minneapolis, MN 55402

Lifecore Biomedical, Inc.
3515 Lyman Boulevard, Chaska, Minnesota 55318                                                                                proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 16, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

The undersigned hereby appoint James W. Bracke or Colleen M. Olson, or either of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 16, 2000 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of director: 01 Orwin L. Carter	[ ]	Vote FOR the nominee	[ ] Vote WITHHELD from the nominee

2. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR ENDING JUNE 30, 2001.	[ ]	For [ ] Against	[ ] Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

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Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.